Exhibit 2.2

DESCRIPTION OF THE REGISTRANT'S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of the date of the annual report to which this exhibit is filed, Flex LNG Ltd. (the “Company”) only had ordinary shares registered under Section 12 of the Securities Exchange Act of 1934, as amended.

The following description sets forth certain material provisions of the Company’s ordinary shares. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of the Company’s Memorandum of Continuance (the “Memorandum of Continuance”) and Bye-laws (the “Bye-laws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 20-F of which this Exhibit is a part. We encourage you to refer to our Memorandum of Continuance and Bye-laws for additional information.

DESCRIPTION OF ORDINARY SHARES

Each outstanding ordinary share entitles the holder to one vote on all matters submitted to a vote of shareholders.  Subject to preferences that may be applicable to any outstanding preferred shares, holders of ordinary shares are entitled to receive ratably cash dividends, if any, declared by our Board of Directors out of funds legally available for dividends.  Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our ordinary shares will be entitled to receive pro rata our remaining assets available for distribution.  Holders of ordinary shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities.  The rights, preferences and privileges of holders of ordinary shares are subject to the rights of the holders of any preferred shares, which we may issue in the future.

Issued and Authorized Capitalization

On March 7, 2019, we effected a 1-for-10 reverse stock split of our then-outstanding ordinary shares. The reverse stock split reduced the number of our issued and outstanding ordinary shares from 541,043,903 shares to 54,103,993 shares and affected all issued and outstanding ordinary shares. The number of our authorized ordinary shares was consequently reduced from 100,000,000,000 to 10,000,000,000 and the par value increased from $0.01 per share to $0.10 per share. The terms of our ordinary shares were not affected by the reverse stock split. The respective number of ordinary shares issued and outstanding as of the last day of the fiscal year for the annual report on Form 20-F to which this description is attached or incorporated by reference as an exhibit is provided on the cover page of such annual report on Form 20-F.

Dividends

Holders of ordinary shares are entitled to receive dividend and distribution payments, pro rata based on the number of ordinary shares held, when, as and if declared by the Board, in its sole discretion. Any future dividends declared will be at the discretion of the Board and will depend upon our financial condition, earnings and other factors.

As a Bermuda exempted company, we are subject to Bermuda law relating to the payment of dividends. We may not pay any dividends if, at the time the dividend is declared or at the time the dividend is paid, there are reasonable grounds for believing that, after giving effect to that payment;

•we will not be able to pay our liabilities as they fall due; or
•the realizable value of our assets, is less than our liabilities.

In addition, since we are a holding company with no material assets, and conduct our operations through subsidiaries, our ability to pay any dividends to shareholders will depend on our subsidiaries' distributing to us their earnings and cash flow. Some of our loan agreements currently limit or prohibit our subsidiaries' ability to make distributions to us and our ability to make distributions to our shareholders.

Redemption of Preference Shares

The Company may with the approval of the shareholders issue preference shares which are redeemable at the option of the Company or the holder, subject to the Bermuda Companies Act (the “Companies Act”) the Memorandum of Continuance and the Bye-laws.

Preemptive Rights

Bermuda law does not provide a shareholder with a preemptive right to subscribe for additional issues of a company's shares unless, and to the extent that, the right is expressly granted to the shareholder under the bye-laws of a company or under any contract between the shareholder and the company. Holders of our ordinary shares do not have any preemptive rights pursuant to the Bye-laws.

Voting Rights

The holders of our ordinary shares will be entitled to one vote per share on each matter requiring the approval of the holders of the ordinary shares. At any annual or special general meeting of shareholders where there is a quorum, a simple majority vote will generally decide any matter, unless a different vote is required by express provision of the Bye-laws or the Companies Act.

The Companies Act and our Bye-laws do not confer any conversion or sinking fund rights attached to our ordinary shares.

Liquidation

In the event of our liquidation, dissolution or winding up, the holders of ordinary shares are entitled to share in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any outstanding preference shares.

Listing

Our ordinary shares are listed on the New York Stock Exchange ("NYSE") and Oslo Stock Exchange ("OSE") under the symbol "FLNG."

Limitations on Ownership

Our ordinary shares may be freely transferred among persons who are residents and non-residents of Bermuda.

Modification of Rights

Subject to the Companies Act, all or any of the special rights for the time being attached to any class of shares for the time being issued may from time to time (whether or not the Company is being wound up) be altered or abrogated with the consent in writing of the holders of not less than seventy five percent of the issued shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of such shares voting in person or by proxy. To any such separate general meeting, all the provisions of our Bye-laws as to general meetings of the Company shall mutatis mutandis apply, but so that the necessary quorum shall be two or more persons holding or representing by proxy any of the shares of the relevant class, that every holder of shares of the relevant class shall be entitled on a poll to one vote for every such share held by him and that any holder of shares of the relevant class present in person or by proxy may demand a poll; provided, however, that if the Company or a class of Shareholders shall have only one Shareholder, one Shareholder present in person or by proxy shall constitute the necessary quorum.

Transfer Restrictions

    The Board shall decline to register the transfer of any share, and shall direct the Registrar to decline (and the Registrar shall decline) to register the transfer of any interest in any share held through a Branch Register, to a person where the Board is of the opinion that such transfer might breach any law or requirement of any authority or any Listing Exchange until it has received such evidence as it may require to satisfy itself that no such breach would occur.

The Board may decline to register the transfer of any share, and may direct the Registrar to decline (and the Registrar shall decline if so requested) to register the transfer of any interest in any share held through a Branch Register, if the registration of such transfer would be likely, in the opinion of the Board, to result in fifty percent or more of the aggregate issued share capital of the Company or shares of the Company to which are attached fifty percent or more of the votes attached to all outstanding shares of the Company being held or owned directly or indirectly, (including, without limitation, through a Branch Register) by a person or persons resident for tax purposes in Norway, provided that this provision shall not apply to the registration of shares in the name of the Registrar as nominee of persons whose interests in such shares are reflected in a Branch Register, but shall apply, mutatis mutandis, to interests in shares of the Company held by persons through a Branch Register.

If fifty percent or more of the aggregate issued share capital of the Company or shares to which are attached fifty percent or more of the votes attached to all outstanding shares of the Company are found to be held or owned directly or indirectly (including, without limitation, through a Branch Register) by a person or persons resident for tax purposes in Norway, other than a Registrar in respect of those shares registered in its name in the Register as nominee of persons whose interests in such shares are reflected in a Branch Register, the Board shall make an announcement to such effect through the Oslo Stock Exchange, and the Board and the relevant Registrar shall thereafter be entitled and required to dispose of such number of shares of the Company or interests therein held or owned by such persons as will result in the percentage of the aggregate issued share capital of the Company held or owned as aforesaid being less than fifty percent, and, for these purposes, the Board and the relevant Registrar shall in such case dispose of shares or interests therein owned by persons resident for tax purposes in Norway on the basis that the shares or interests therein most recently acquired shall be the first to be disposed of (i.e. on the basis of last acquired first sold) save where there is a breach of the obligation to notify tax residency pursuant to the foregoing, in which event the shares or interests therein of the person in breach thereof shall be sold first. Shareholders shall not be entitled to raise any objection to the disposal of their shares, but the provisions of our Bye-laws relating to the protection of purchasers of shares sold under lien or upon forfeiture shall apply mutatis mutandis to any disposal of shares or interests therein made in accordance with Bye-law 41.

Alteration of Capital

The Company may from time to time by resolution: (a) cancel shares which, at the date of the passing of the resolution in that behalf, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled; and (b) change the currency denomination of its share capital.

Where any difficulty arises in regard to any division, consolidation, or sub-division under Bye-law 5A, the Board may settle the same as it thinks expedient and, in particular, may arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion amongst the shareholders who would have been entitled to the fractions, and for this purpose the Board may authorize some person to transfer the shares representing fractions to the purchaser thereof, who shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

Subject to the Companies Acts and to any confirmation or consent required by law or our Bye-laws, the Company may by Resolution from time to time convert any preference shares into redeemable preference shares.

Board of Directors

The Bye-laws provide that our board of directors shall consist of not less than two members and shall at all times comprise a majority of directors who are not residents in the United Kingdom. Our shareholders may change the number of directors by a simple majority vote of shareholders at any annual or general meeting. Each director is elected at an annual general meeting of shareholders for a term commencing upon election and each director shall serve until re-elected or their successors are appointed on the date of the next scheduled annual general meeting. The Bye-laws do not permit cumulative voting for directors.

Subject to the Companies Act, the Bye-laws permit our directors to engage in any transaction or arrangement with us or in which we may otherwise be interested. Additionally, as long as our director declares the nature of his or her interest at the first opportunity at a meeting of our board of directors, he or she shall not by reason of his office be accountable to us for any benefit which he or she derives from any transaction to which the Bye-laws permit him or her to be interested.

Our directors are not required to retire because of their age and are not required to be holders of our ordinary shares.

Comparison of Bermuda Law to Delaware Law

The following table provides a comparison between some statutory provisions of the Delaware General Corporation Law and the Bermuda Companies Act relating to shareholders’ rights.

Delaware	Bermuda

Dividends
Under Delaware law, unless otherwise provided in a corporation's certificate of incorporation, directors may declare and pay dividends upon the shares of its capital stock either (i) out of its surplus or (ii) if the corporation does not have surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

The excess, if any, at any given time, of the net assets of the corporation over the amount so determined to be capital is surplus. Net assets means the amount by which total assets exceed total liabilities.

Dividends may be paid in cash, in property, or in shares of the corporation's capital stock.	Under the Companies Act, a company may declare and pay a dividend, or make a distribution out of contributed surplus, provided there are reasonable grounds for believing that after any such payment (a) the company will be able to pay its liabilities as they become due and (b) the realizable value of its assets will be greater than its liabilities. (Companies Act § 54).

Directors
Number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate of incorporation.	The maximum number of directors may be set by the shareholders at a general meeting or in accordance with the bye-laws. The maximum number of directors is usually fixed by the shareholders at the annual general meeting and may be fixed at a special general meeting. Only the shareholders may increase or decrease the number of directors’ seats last approved by the shareholders. If the maximum number of directors fixed by the shareholders has not been elected by the shareholders, the shareholders may authorize the board of directors to fill any vacancies. (Companies Act §91).

Dissenter’s Rights of Appraisal
Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed stock is the offered consideration.	In the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares. (Companies Act § 106(6)).
Shareholder Derivative Actions

Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder's stock thereafter developed upon such shareholder by operation of law.
Generally, class actions and derivative actions are not available to shareholders under Bermuda law. (See generally, Bermuda Companies Act).

Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the bye-laws.

Bermuda courts would further give consideration to acts that are alleged to constitute a fraud against the minority of shareholders, or, for instance, where an act requires the approval of a greater percentage of the company's shareholders than that which actually approved it.

Shareholder Meetings and Voting Rights
Shareholder meetings may be held at such times and places as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the Board of Directors.

Special meetings of the shareholders may be called by the Board of Directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws, or if not so designated, as determined by the Board of Directors.

Written notice shall be given not less than 10 nor more than 60 days before the meeting. Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

Shareholder meetings may be held within or without the State of Delaware.

Any action required to be taken by a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
Shareholder meetings may be called by the Board of Directors and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at a general meeting. (Companies Act §74(1)).

Special meetings may be convened by the Board of Directors whenever they see fit, and the meetings shall be called special general meetings. (Companies Act §71(1)).

May be held in or outside of Bermuda.

Notice:
•Notice of all general meetings shall specify the place, the day and hour of the meeting. (Companies Act §71(3)).

•Notice of special general meetings shall specify the place, the day, hour and general nature of the business to be considered at the meeting. (Companies Act §71(3)).

•Notwithstanding any provision in the bye-laws of a company, at least five days’ notice shall be given of a company meeting. (Companies Act §75(1)).

The accidental omission to give notice to, or the non-reciept of a notice of a meeting by any person entitled to receive notice does not invalidate the proceedings. (Companies Act §71(4)).

Generally, any action which may be done by resolution of a company in a general meeting may be done by resolution in writing. (Companies Act §77A).

Shareholders may act by written resolution to elect directors, but may not act by written resolution to remove directors. (Companies Act §77A(6)(b)).

Except as otherwise provided in the bye-laws of a company or the Companies Act, any action or resolution requiring the approval of the shareholders may be passed by a simple majority of votes cast (Companies Act §77(2)).

A shareholder may authorize another person or persons to act for him by proxy. (Companies Act §77(1)).

The bye-laws may specify the number to constitute a quorum for a general meeting of the Company. In the case of a company having only one member, one member present in person or by proxy constitutes the necessary quorum. (Companies Act § 71(5)).

The bye-laws may provide for cumulative voting in the election of directors. (Companies Act §77).